March 24, 2014

MainGate Trust
6075 Poplar Avenue
Suite 720
Memphis, TN  38119

Re:  MainGate Trust (SEC File Nos. 333-170422 and 811-22492)

Dear Ladies and Gentlemen:

Our legal opinion to MainGate MLP Fund, the sole series of MainGate Trust, was filed with Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A filed by MainGate Trust (the “Registration Statement”).  As counsel to MainGate Trust, we hereby consent to incorporating by reference our legal opinion into Post-Effective Amendment No. 7 to the Registration Statement, and further consent to all references to us in such Post-Effective Amendment No. 7.

Very truly yours,

/s/ Thompson Coburn LLP

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